Exhibit 99.1

NEWS RELEASE 1625 Broadway, Suite 250 Denver, Colorado 80202 Telephone: 303-592-8075 Fax: 303-592-8071 Contact: Lynn Peterson, CEO

KODIAK OIL & GAS CORP. ANNOUNCES $7.5 MILLION

REGISTERED DIRECT OFFERING OF COMMON STOCK

DENVER — May 7 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and the Green River Basin of southwest Wyoming and Colorado, today announced that it has entered into purchase agreements with certain institutional investors and insiders, including management, for the sale of 10,000,000 shares of its common stock at $0.75 per share through a non-brokered registered direct offering.  The transaction is expected to provide gross proceeds of approximately $7.5 million to Kodiak before deducting costs associated with the offering, and will be used primarily for drilling and completion activities on Kodiak’s leases in the Bakken oil play located on the Fort Berthold Indian Reservation in North Dakota, and for other general corporate activities.  Subject to Kodiak obtaining NYSE Amex approval for the listing of the common shares issuable pursuant to the transaction, the closing of the transaction is expected to occur on or about May 11, 2009.

The shares of common stock offered by Kodiak in this transaction will be registered upon issuance under Kodiak’s existing shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission on July 24, 2008.  There was no placement agent or underwriter in this transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock of Kodiak Oil & Gas Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  Copies of the final prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the Securities and Exchange Commission’s web site at http://www.sec.gov, or from Kodiak Oil & Gas Corp., 1625 Broadway, Suite 250, Denver, Colorado 80202, Attention: Chief Financial Officer.

About Kodiak Oil & Gas Corp.

Kodiak Oil & Gas, Denver-based, is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts included herein may constitute forward-looking statements.  Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.